Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Obagi Medical Products Announces Changes to its Senior Management

October 11, 2010 - Obagi Medical Products, Inc. announced today that President and Chief Executive Officer Steven R. Carlson has resigned, effective immediately, from those posts and from the Company’s Board of Directors.  The Company also announced that Mr. Albert F. Hummel, a Director, has been appointed as interim President and Chief Executive Officer.  Mr. Hummel has been a Director of Obagi since 2005.

Board Chairman Albert J. Fitzgibbons said, “The Board thanks Steve Carlson for his more than five years of service, during which time the Company completed its successful initial public offering, developed and introduced several new products and saw its annual sales revenues grow from $56 million to $104 million.”  Mr. Fitzgibbons continued, “Al Hummel is a proven manager and seasoned executive with experience in pharmaceuticals and dermatology.  We believe he is a person who will ably guide the Company through a period of management transition.”

Mr. Hummel has nearly 40 years of diverse business and capital markets experience.  He is Chief Executive Officer and a Director of Cobrek Pharmaceuticals, Inc., a privately-held pharmaceutical product development company located in Chicago.  Mr. Hummel will be substantially devoted to his duties at Obagi Medical Products.

“I take pride in the successes we achieved and I believe the company is well positioned for future growth,” said Steve Carlson.

Al Hummel added “I’m very excited to step into the day to day operations at Obagi after five years helping the Company as a member of the Board. The Obagi products and brand are exceptional assets and we will continue to grow our market presence.  I look forward to working with the Obagi team.”

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile letigines, acne vulgaris and sun damage. Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained in this press release, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Information concerning these factors is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the results or impact covered by any forward-looking statements contained herein will be achieved or occur. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.